CAMBEX CORPORATION

                   360 Second Avenue
             Waltham, Massachusetts  02451



                                                November 12, 1999



Mr. Joseph F. Kruy
21 Driftwood Lane
Weston, Massachusetts  02493

Dear Joe:

     This letter is to confirm the arrangements agreed to between you and Cambex Corporation (the "Company") relating to your continued employment by the Company.

     1. Term of Employment. The Company agrees that it will employ you, and you agree to serve, under the terms of this agreement from the date hereof until December 31, 2002 unless earlier terminated pursuant hereto.

     2.   Full Time Employment.  You are presently
Chairman of the Board of Directors and the President and Chief Executive Officer of the Company. You agree to continue to diligently perform the duties, and assume the responsibilities, of those officers and such additional executive and managerial duties and responsibilities (as are consistent with the functions normally performed by a chief executive officer) as shall from time to time be assigned to you by the Board of Directors. Except for illness and reasonable vacations, during the term of this Agreement Period you shall devote all of your working time and attention and your best efforts to the performance of your duties and responsibilities hereunder, provided that nothing herein contained shall be deemed to prevent or limit your right (i) to invest in the securities of any corporation whose securities are publicly owned if your ownership of such securities shall be less than 1% of the issued and outstanding securities of any such corporation, (ii) to make any other passive investments where you are not obligated to or required to, and shall not in fact, devote any managerial efforts, (iii) to participate in charitable, community or educational activities, (iv) to participate in trade or professional organizations or (v) subject to the approval of the Board of Directors (which approval shall not be unreasonably withheld or withdrawn), to hold directorships in public companies, except only that the Board of Directors shall have the right to limit such activities whenever it reasonably believes that the time spent on such activities infringes upon the time required by you for performance of your duties hereunder. You agree to enter into the Employee
Agreement relating to inventions and noncompetition to which all other executive and professional employees of the Company are parties.

     3.   Compensation.

          (a)  Fixed Compensation.  As fixed
     compensation for services rendered hereunder, the Company agrees to pay your minimum base compensation at the rate of $200,000.00 per year, payable according to the Company's regular pay practices, which amount may be increased from time to time by the Board of Directors in its sole discretion.

          (b)  Incentive Bonus.  In addition to the
     fixed compensation provided in subparagraph (a), the Company agrees that pursuant to the Company's
     Incentive Bonus Plan, as it may be amended from time to time (the "Plan"), you will receive an incentive bonus in an amount equal to four percent of the Company's pretax profit as defined in that Plan for each fiscal year during the term of this Agreement.

     4.   Termination of Employment.  If your
employment should terminate prior to December 31, 2002, the following provisions shall govern and you shall not be entitled to any compensation for any reason except as follows:

          (a)  Voluntary Termination or Termination for
     Cause. If you voluntarily terminate your employment or the Company terminates your employment for cause, you shall be entitled to receive only your fixed compensation provided in paragraph 4(a) to and until the date of termination of your employment plus such portion of your incentive bonus to which you are entitled on such date under the Plan.

          (b)  Termination by the Company other than
     for Cause. If your employment is terminated by a majority of the Board of Directors of the Company other than for cause, you will be entitled to receive fixed compensation at the then current rate pursuant to paragraph 4(a) until and including December 31, 2002. In addition, you shall be entitled to receive any incentive bonus earned under the Plan during the fiscal year in which your employment is terminated in the full amount which you had been awarded under Par. 3(b) and to be awarded the right to earn incentive bonuses of one-half such amount under the Plan
     (but not less than two percent of the Company's pretax profits as defined in the Plan) during each fiscal year thereafter through December 31, 2002.

          (c)  Termination by the Company of your
     Status as Chief Executive Officer. If a majority of the Board of Directors of the Company, without your consent, should designate an person other than you as the Chief Executive Officer of the Company (either directly by conferring that title on another person or indirectly by conferring the powers of the Chief Executive Officer to another person), you will be entitled to resign and to treat that action by the Company as a termination of your employment other than for cause.

          (d)  Mitigation of Damages:  Noncompetition.
     If you should accept employment elsewhere than at the Company during the period following termination of your employment and prior to December 31, 2002, the Company shall be entitled to a credit against amounts otherwise payable to you hereunder for the period after January 1, 2001 in the amount of compensation paid to you from such other employment after January 1, 2001.

          If you should accept employment from any entity which is directly and significantly in competition with the Company during such period of time, the Company's obligation to make payments to you, other than payments described in subparagraph
     4(a), shall cease.

          (e)  Limitation on Right to Damages.
     Notwithstanding the foregoing, you shall not be entitled to receive any amounts for any period subsequent to termination of your employment if

               (i)  On the effective date of such
                    termination, the assets of the
                    Company are in the hands of a
                    receiver, assignee for the benefit
                    of creditors, trustee in
                    bankruptcy, debtor in possession,
                    or other entity for the benefit of
                    creditors; or

               (ii) The consolidated net worth of the
                    Company on the effective date of
                    termination is less than the
                    consolidated net worth of the
                    Company shown on the Company's
                    December 31, 1999 balance sheet.

     5. Definition of "Cause". For purposes of this agreement, the term "cause" shall mean the following:

          (a)  Your continuing any arrangement or
     holding any position which conflicts with the interest of or which interferes with your duties owed to the Company for more than thirty days after written notice by the Company to you thereof;

          (b)  Your conviction of a felony;

          (c)  Your deliberate misappropriation of
     corporate funds;

          (d)  Your refusal to perform assigned duties
     where such assignment is consistent with your engagement hereunder as an executive officer of the Company and is not a basis for your treating the Company's action as a termination of your employment pursuant to subparagraph 4(c).

     If the Company asserts that it has cause for your discharge under subparagraph (d) above, the Company will give thirty days' written notice to you specifying the action or inaction on your part which is the basis of the asserted right to terminate and advising you that it is the Company's intention to terminate your employment. Your employment will terminate in accordance with such notice unless within such period of thirty days you shall remedy the cause in respect of which such notice was sent. If during such thirty-day period you notify the Company that you dispute the grounds for discharge or dispute the assertion that admitted action or inaction constitutes a basis for discharge, the dispute shall be submitted to arbitration in the following manner:

     You shall give written notice to the Company naming an arbitrator and requesting that the Company name an arbitrator within ten days. The two arbitrators thus selected shall select a third, and a decision of any two of the three shall be binding upon the parties. Should the Company fail to appoint an arbitrator within the ten-day period mentioned above, the arbitrator appointed by you will act as sole arbitrator. If the two arbitrators shall be unable to agree upon a third arbitrator within a period of ten days after the appointment of the Company's arbitrator, the selection of an additional arbitrator shall be made by the American Arbitration Association in Boston,
Massachusetts. The decision of any two of the three arbitrators shall be binding upon the parties and said decision shall be reduced to a judgment in any court having jurisdiction. The arbitrators will be instructed to conduct their arbitration informally and expeditiously, the arbitration to be completed in all events within thirty days after the appointment of the third arbitrator (or within thirty days after the Company has failed to appoint its arbitrator, as the case may be). Failure of either party to cooperate with the arbitrators will be a basis for the arbitrators to make a finding against the non-cooperating party. Each party shall bear his or its own expenses in connection with such an arbitration except that the expenses of the arbitrators themselves shall be borne in accordance with their award. All matters respecting your employment shall remain in status quo pending the outcome of any dispute which is submitted to arbitration hereunder, and the parties shall, during such arbitration, proceed with the performance of their respective obligations hereunder until final determination is made. If the award of the arbitrators is unfavorable to you, you shall nevertheless have a reasonable period, to be set by them, following the rendering of their award within which to conform to the Company's assignment of duties to you, thereby restoring you to good standing under this Agreement.

     6. Merger, etc. This agreement shall be binding upon any successor to the Company in the event that the Company consolidates with any other entity or in the event that the Company is a party to a merger where the Company is not the surviving entity. This agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and you and your heirs, executors and administrators.

     7. Notices. All notices required to be given hereunder shall be in writing and shall be considered duly given on two days after the date of deposit in the mail, return receipt requested, if mailed to the address listed below or such other addresses as may be given by either party to the other by notice hereunder:

     If you:   At your address shown in the inside
address at the beginning of this letter;

     If to the
     Company:  Its address as it appears on the
               letterhead appearing on the first page
               of this agreement.

     8. Massachusetts Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     9. Waivers. Waiver by the Company of any breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you.

     10. Entire Agreement. This instrument contains the entire agreement of the parties. This Agreement shall be modified or terminated only by a writing signed by you and the Company.

     If you accept and agree to the foregoing, please so signify by signing and returning a counterpart of this letter, whereupon this letter will become an agreement between you and the Company as of the date first above written.

                                   Very truly yours,
                                   CAMBEX CORPORATION



                                   By: /s/ Philip C. Hankins
                                         Philip C. Hankins



Accepted and agreed to:


/s/ Joseph F. Kruy
    Joseph F. Kruy